Exhibit 4.18

Joint Venture Contract

By and among

Beijing Lentuo Electromechanical Group Co., Ltd.

And

Itochu Corporation

And

Itochu (China) Holding Co., Ltd.

In respect of

Beijing Aotong Automobile Trading Co. Ltd.

Dated: October 12, 2012

ARTICLE 30	LANGUAGE	27

ARTICLE 31	EFFECTIVENESS OF THE CONTRACT	27

ARTICLE 32	MISCELLANEOUS	27

General Provisions

Whereas, Beijing Aotong Automobile Trading Co., Ltd. was duly registered with Beijing Administration for Industry and Commerce of the People’s Republic of China (the “PRC” or “China”) and was qualified as a legal person in 2001.

Beijing Lentuo Electromechanical Group Co., Ltd. a Chinese legal person (“Party A”), Itochu Corporation, a Japanese legal person (“Party B”), and Itochu (China) Holding Co., Ltd., a Chinese legal person, entered into an Agreement for Subscription of Additional Capital Contribution to Beijing Aotong Automobile Trading Co. Ltd., whereby, the registered capital of Beijing Aotong Automobile Trading Co., Ltd. will be increased from RMB20,000,000 to RMB33,333,333.33 (such action the “Capital Increase”, and such amount of increase the “Additional Contribution”), and Party B and Party C will subscribe for the Additional Contribution in a way that Party B will subscribe for RMB10,000,000 and Party C the remaining RMB3,333,333.33.

Party A, Party B and Party C hereby enter into this Joint Venture Contract (this “Contract”) on October 12, 2012 for joint investment in and joint operation of Beijing Aotong Automobile Trading Co. Ltd. pursuant to the Company Law, the Joint Venture Law, the Implementing Regulations of the Joint Venture Law, and other applicable Laws of the PRC as well as the Sino-Japanese Bilateral Investment Treaty.

Article 1       Definitions

1.1      For purposes of this Contract, the following terms shall have the meanings set forth below:

(1)                                                 “Company” means Beijing Aotong Automobile Trading Co. Ltd. to be jointly invested in and jointly operated by and among Party A, Party B, and Party C pursuant to this Contract.

(2)                                                 “Articles” means the articles of association of the Company to be entered into by and among Party A, Party B and Party C pursuant to this Contract.

(3)                                                 “Board” means the board of directors of the Company, which will consist of the members appointed by Party A, Party B and Party C.

(4)                                                 “Law” means any law, regulation, decree, rule or judicial interpretation enacted, promulgated and implemented by any PRC national or local legislative or governmental authority or the Supreme People’s Court through official procedures, but excluding any internal rule of any governmental authority that has not been promulgated.

(5)                                                 “Joint Venture Law” means the Law of the PRC on Sino-foreign Equity Joint Ventures currently in effect.

(6)                                                 “Company Law” means the Company Law of the PRC currently in effect.

(7)                                                 “Implementing Regulations of the Joint Venture Law” means the Implementing Regulations of the Law of the PRC on Sino-foreign Equity Joint Ventures currently in effect.

(8)                                                 “Sino-Japanese Bilateral Investment Treaty” means the Agreement between the People’s Republic of China and Japan concerning the Encouragement and Reciprocal Protection of Investment dated August 27, 1988 and taking effect on May 14, 1989.

(9)                                                 “Third Party” means any person other than the parties to this Contract and the Company.

(10)                                          “Approval Authority” or “Original Approval Authority” means the PRC commerce authority empowered under effective Laws to examine and approve the establishment and dissolution of the Company.

(11)                                          “Registration Authority” or “Original Registration Authority” means the registration administrative authority empowered to conduct establishment or amendment registration of the Company and issue the new business license of the Company in accordance with effective Laws.

(12)                                          “Term” means the period of time during which the Company is in operation and exists as specified in this Contract.

(13)                                          “Employees” means all the employees, including senior officers, employed by the Company.

(14)                                          “Senior Officer” means any of the General Manager, Deputy General Manager, Chief Financial Officer, and any other position established pursuant to the decision of the Board in response to the business need of the Company.

(15)                                          “Ordinary Employees” means all the Employees of the Company other than Senior Officers.

(16)                                          “Foreign Exchange” means US Dollar or Japanese Yen.

(17)                                          “Shareholding Percentage” means the percentage of the capital contribution to the Company by any party hereto in the registered capital of the Company.

(18)                                          “Products” means the products offered by the Company.

(19)                                          “Assist” or Assistance” means the provision of any assistance by, or any assistance rendered by the parties hereto or their agents to the Company in the carrying out of such procedures as application to, submission to, and receipt from competent governmental authorities as well as the handling of such business matters as negotiation, bargaining and arrangement, with any and all the taxes, fees and expenses, other than fees for services provided by the parties, incurred in connection therewith to be borne by the Company, for which none of the parties hereto shall assume any legal liability arising from the failure to complete any matter.

(20)                                          “Establishment Date” means the date on which the business license of the Company which sets forth the registered capital specified in Section 6.1 hereof is issued.

(21)                                          “Original Company” means Beijing Aotong Automobile Trading Co. Ltd.  prior to the establishment of the Company.

(22)                                          “Lentuo Aoxiang” means “Beijing Lentuo Aoxiang Automobile Sales Service Co., Ltd. (北京联拓奥翔汽车销售服务有限公司).

(23)                                          “Lentuo Group” means Beijing Lentuo ElectroMechanical Group Co., Ltd., together with its subsidiaries.

(24)                                          “Subsidiary” means, with respect to a particular company, any other company in which 50% or more of the equity interest is owned by such company, or which is actually controlled by such company.

Article 2       Parties to This Contract

2.1                       Parties to this Contract are:

Party A: Beijing Lentuo Electromechanical Group Co., Ltd.

Legal Address: 38 East Guangqu Road, Chaoyang District, Beijing, PRC

Legal Representative: Hetong Guo

Title: Executive Director

Nationality: Chinese

Party B: Itochu Corporation

Legal Address: 5-1, Kita-Aoyama 2-chome. Minato-ku, Tokyo

Legal Representative: Takao Shiomi

Title: Representative Director

Nationality: Japanese

Party C: Itochu (China) Holding Co., Ltd.

Legal Address: Room 501, Tower 2, China Central Place, 79, Jianguo Road, Chaoyang District, Beijing, PRC

Legal Representative: Shuichi Koseki

Title: Chairman

Nationality: Japanese

Article 3       Name and Form of Organization

3.1                 Each of Party A, Party B and Party C agrees to jointly invest in and operate the Company in accordance with the Joint Venture Law, the Implementing Regulations of the Joint Venture Law and the Sino-Japanese Bilateral Investment Treaty.

3.2                 Name and Legal Address of the Company:

Name in Chinese: “北京联拓奥通汽车贸易有限责任公司”

Name in Japanese: “北京聯拓奥通汽車貿易有限責任公司”

Name in English: Beijing Aotong Automobile Trading Co., Ltd.

Legal Address: A-1 Yaojiayuan Road East End, Dongfangjiye International Auto City, No. 1 Exhibition Hall, Beijing, PRC

3.3               The Company shall submit this Contract, the Articles and other required documents to the Approval Authority for examination and approval.

The parties hereto shall, within 30 days as of the receipt of the approval to this Contract, the Articles and other required documents, jointly apply, or jointly appoint an agent to apply, to the Registration Authority for registration of the Company, and obtain the new business license of the Company.

3.4               As a PRC enterprise legal person, the Company shall comply with PRC Laws in the conduct of any and all the activities in China, and its legal interests shall be under the protection of PRC Laws.

3.5               The Company shall be a legal person independent from any party hereto and shall be organized as a limited liability company.  The Company shall maintain an independent accounting system, being solely liable for its own risks and losses, and independently assuming legal responsibilities to the limit of all of its own assets.  The parties hereto shall share the profit generated by the Company in proportion to their Shareholding Percentage.  The liability of each party to the Company shall be limited to the amount of its capital contribution to the Company.  Except as otherwise required by PRC Laws or otherwise agreed among the parties hereto, none of the parties hereto shall be liable to the Company, any other party hereto, or any third party, for any losses or liabilities the Company.

3.6               From the Establishment Date to the completion of its liquidation procedures, the Company shall have the right to conduct operation at its own discretion and solely enjoy profits or assume losses generated from its own operation.  The Company shall have the autonomy necessary for the conduct of its business within the scope stipulated by the PRC Laws. Material matters of the Company shall be subject to the decision of its supreme governing body, the Board.  As long as a decision of the Board does not violate any PRC Law, it should not be subject to the interference of any third party.

Article 4       Purpose, Scope and Scale of the Company

4.1               The purpose of Party A, Party B and Party C to jointly operate the Company is to engage in automobile sales, used automobile brokerage, sales of automobile parts, components and accessories, automobile repair, and any other business activities permitted by Law, including sales agency and consulting services, by joint investment, and effectively leveraging the respective strengths of each party, and adopting reasonable management methods in order to generate satisfactory economic benefits for all the parties by increasing the revenue and reducing the cost of both the Company and its Subsidiaries for them to achieve the profitability suitable for the economic scale.

4.2               The scope of business of the Company shall be: lines of business subject to regulatory permits: sales of automobiles under the brands franchised by FAW-Volkswagen; concurrent-business insurance agency; and general lines of business: sales of mechanical equipment, electrical equipment, automobile parts and components, automobile accessories, hardware and electrical supplies, tools and equipment, and general merchandise; automobile repair, automobile decoration, information consultancy (excluding brokerage service), and technical consultancy.

4.3               The scale of business of the Company shall be determined by the Board on the basis of the market capacity.

4.4               The Company may establish branches, Subsidiaries and other entities both inside and outside China in response to the development and requirement of its business subject to the decision of the Board and by going through legal formalities.

Article 5       Brands To be Represented by the Company

5.1               As a unit in the Lentuo Group to engage in the sales of high-tier automobiles, the Company shall have the right to obtain new automobile brands dealership by acquiring the equity interest in other automobile brands dealers and to be granted by Lentuo Group priority to deal in high-tier automobile brands.  High-tier automobile brands shall include without limitation, Audi, Benz, BMW, Import-VW, Lexus, Infinity, Acura, Porsche, Land Rover, Jaguar, and Cadillac.

Article 6       Total Investment and Registered Capital

6.1               The total investment of the Company shall be RMB83,330,000

The registered capital of the Company shall be RMB33,333,333.33, of which   RMB20,000,000 shall be contributed by Party A, which amount has been fully paid prior to the Capital Increase contemplated hereunder.  Of such RMB33,333,333.33, Party B shall subscribe for RMB10,000,000 by paying RMB225,000,000 as consideration where it is approved by the competent commerce authority to inject capital contribution into the Company in RMB, or if not, by paying the US Dollar equivalent of RMB225,000,000 as consideration.  Of such RMB33,333,333.33, Party C shall subscribe for the remaining RMB3,333,333.33 by paying the US Dollar equivalent of RMB75,000,000.  (a) Party B’s consideration shall be paid as soon as practicable following the completion of all the regulatory formalities required for its capital contribution to the Company, but in no case, later than 15 business days as from the receipt of the certificate of approval from the Approval Authority for the establishment of the Company, the opening of the capital account of the Company, and the completion of the registration with the competent administration of foreign exchange, and the clearance of anti-trust filing; and (b) Party C’s consideration shall be paid as soon as practicable following the completion of all the regulatory formalities required for its capital contribution to the Company, but in no case, later than 30 business days as from the receipt of the certificate of approval from the Approval Authority for the establishment of the Company, the opening of the capital account of the Company, and the completion of the registration with the competent administration of foreign exchange, and the clearance of anti-trust filing, in each case, other than any delay in any payment caused by the formalities with competent governmental authorities as required by such payment, including the administration of foreign exchange.  Where Party B and Party C inject any amount of their capital contribution in US Dollar, the currency conversion shall be conducted at the median price of Foreign Exchange published by the People’s Bank of China on the date on which such amount is actually paid.  The excessive amount paid by Party B and Party C as compared with the amount of their respective subscribed registered capital, i.e., RMB215,000,000 in the case of Party B, and RMB71,666,666.67 in the case of Party C, shall be recorded into the capital surplus of the Company.

6.2                 The capital contribution to and the Shareholding Percentage in the Company of each party hereto shall be as follows:

Party A: capital contribution: RMB20,000,000, Shareholding Percentage: 60% (capital contribution to be paid in cash)

Party B: capital contribution: RMB10,000,000, Shareholding Percentage: 30% (capital contribution to be paid in cash)

Party C: capital contribution: RMB3,333,333.33, Shareholding Percentage: 10% (capital contribution to be paid in cash)

Any amount of the capital contribution to be paid to the Company by any party shall be verified by an accounting firm duly registered in China jointly appointed by all the parties, who shall submit a capital contribution verification report to the Company.  The Company shall issue an investment certificate to each party hereto based on the capital contribution verification report.

6.3                 An investment certificate as mentioned above shall set forth the name of the Company, the Establishment Date, the amount of registered capital of the Company, the name of the holder of such investment certificate, the amount and payment date of the capital contribution of the holder of such investment certificate, and the reference number and date of issuance of such investment certificate, and shall be affixed with the seal of the Company.

Article 7       Transfer of Equity Interest

7.1                 In the event that any party hereto intends to transfer to any third party all or any part of its equity interest in the Company, it shall obtain the prior written consent of the other two parties, apply to the  Original Approval Authority for approval, and go through amendment registration formalities with the Registration Authority.

7.2                 Other than as disclosed by Party A to Party B and Party C in writing and acknowledged by Party B and Party C by signature, in the event that any party hereto intends to transfer to any third party all or any part of its equity interest in the Company, each of the other parties shall have the right of first refusal in respect of the equity interest that is the subject of such proposed transfer (the “Subject Interest”).  The party intending to do such transfer (the “Transferring Party”) shall comply with the following provisions in carrying out the procedures for the transfer of the Subject Interest:

(1)              the Transferring Party shall notify the other parities (each a “Non-transferring Party” and collectively the “Non-transferring Parties”) in writing of its intention to do such transfer, the description of the Subject Interest, the proposed price, and the proposed transferee.  Each Non-transferring Party shall have the right of first refusal in respect of the Subject Interest under the same terms and at the same price.  The terms offered by the Transferring Party to any third party for the transfer of the Subject Interest shall be no more favorable than those offered to the Non-transferring Parties.

(2)              Within 60 days as of its receipt of the notice of a proposed transfer from the Transferring Party (the “Notice of Transfer”), each Non-transferring Party shall make a response to the Transferring Party indicating whether it intends to purchase all the Subject Interest.  Where either of the Non-transferring Parties makes a response indicating its intention to purchase all the Subject Interest, such Non-transferring Party shall purchase all the Subject Interest within 60 days as of the date of such response.  Where both of the Non-transferring Parties respond to the Transferring Party that they intend to purchase the Subject Interest, they shall exercise their right to purchase the Subject Interest in proportion to their Shareholding Percentage in the Company.

(3)              In the event that within 60 days as of their receipt of the Notice of Transfer, neither of the Non-transferring Parties makes a written response indicating its intention to purchase all the Subject Interest, but either of the Non-transferring Parties responds to the Transferring Party that it objects to the proposed transfer, the Transferring Party shall have the right to terminate this Contract and dissolve the Company.

(4)              In the event that within 60 days as of their receipt of the Notice of Transfer , neither of the Non-transferring Parties makes a written response indicating its intention to purchase all the Subject Interest, it shall be deemed that both of the Non-transferring Parties have consented to the proposed transfer, in which case, the Transferring Party may transfer the Subject Interest to the proposed transferee in accordance with the terms set forth in the Notice of Transfer. The transfer to such proposed transferee, subject to the consent of the Non-transferring Parties, shall be completed within 90 days.  In the event that such transfer fails to be completed within 90 days, the Transferring Party shall have to go through again the same procedures specified in this Section 7.2 to effectuate such transfer.  In the event that the actual terms and price at which the Transferring Party transfers the Subject Interest to the proposed transferee are more favorable than those set forth in the Notice of Transfer, such transfer shall become null and void.  In such case, the Transferring Party shall go through the same procedures specified in this Section 7.2 to implement the transfer of the Subject Interest.

7.3                Other than the foregoing provisions, subject to prior approval of the Approval Authority, Party B and Party C may, in their own judgment, as the need arises, increase the aggregate percentage of their contribution to the registered capital of the Company by 9% (hereinafter the “Party B and Party C Capital Contribution Percentage Increase”). The share of each of Party B and Party C in the Party B and Party C Capital Contribution Percentage Increase shall be determined by Party B and Party C through negotiations between them.  The Party B and Party C Capital Contribution Percentage Increase shall be effectuated by making additional capital contributions to the Company by Party B and Party C.  The consideration for the effectuation of Party B and Party C Capital Contribution Percentage Increase shall be RMB67,500,000.  Party A shall cause directors of the Company appointed by it to approve the Party B and Party C Capital Contribution Percentage Increase at the relevant meetings of the Board.

7.4                Without written consent of the other parties to this Contract, none of the parties hereto may create any pledge or any other security interest over any of its equity interest in the Company.

Article 8           Capital Increase and Change to Capital Contribution Percentage

8.1                In case of any change to the percentage of the contribution of any of Party A, Party B or Party C to the registered capital of the Company (the “Capital Contribution Percentage”), the rights and obligations of each of Party A, Party B and Party C under this Contract and the Articles shall be adjusted accordingly in proportion to its respective Capital Contribution Percentage and Shareholding Percentage so changed.  In such event, the parties hereto shall amend those provisions in this Contract and the Articles concerning the Capital Contribution Percentage, and submit this Contract and the Articles so amended to the Original Approval Authority for approval.

Article 9           Financing by the Company

9.1                Within the Term, when and where the Company needs a borrowing, it may obtain such borrowing from both PRC domestic financial institutions and overseas financial institutions in accordance with this Contract.  None of the parties hereto shall in principle have any obligation to provide guarantee or any other security or have any other responsibility in respect of such borrowing.

9.2                Notwithstanding the provisions in the preceding section, in the event that the Company cannot obtain such borrowing independently in reliance on its own responsibility and creditworthiness, the parties hereto shall, at the request of the Company, consult with each other as to whether they should provide in favor of the loaning financial institution any necessary security, including guarantee, in proportion to their Shareholding Percentage.  Where all the parties hereto agree to provide such security with respect to such borrowing, the security may be provided subject to conditions to be determined by the parties hereto through consultations among them.  Any and all the expenses incurred in the provision of such security, including security fees and handling charges in relation to such security, shall be borne by the Company.

9.3                In the event that the security provided by the parties hereto as contemplated under the preceding section is rejected by the loaning financial institution, the parties hereto shall negotiate with each other for an alternative arrangement to obtain such financing required by the Company.

Article 10           Responsibilities of the Parties

10.1         Each of the parties hereto shall fully, appropriately, and correctly perform this Contract, and authorize the directors appointed by it to the Board to take any action necessary to secure the correct performance of this Contract at the meetings of the Board.

10.2                        Responsibilities of Party A:

(1)              Assist in the going through of the formalities with competent PRC governmental authorizes necessary for the obtaining of the approval of the establishment of, the registration and filing of, and the issuance of the business license of the Company, and in the obtaining of the approvals and certificates necessary for the production and operation of the Company;

(2)              at the request of the Company, Assist the Company to procure or lease inside China equipment, office supplies, motor vehicles, and communication equipment, etc.;

(3)              Assist the Company to recruit in China management members, technical staff, workers and other necessary staff of Chinese nationality, including translators of Japanese;

(4)              at the request of the Company and upon consent of Party A, handle or cause its affiliates to handle, matters relating to the Products sales by the Company;

(5)              Assist in the obtaining of entry visas, work permits, and residence permits for, and in the going through of the formalities necessary for the medical care, transportation and travel of, the expatriate Employees of the Company as well as the relevant personnel of Party B and Party C;

(6)              Assist in the arrangement of the accommodations or residences for secondees from Party B or Party C, including directors and Employees of the Company;

(7)              Assist the Company to apply to competent PRC tax authorities and Customs for all the incentives for which the Company is eligible;

(8)              Assist the Company to handle any labor management matters;

(9)              submit any and all the documents concerning Party A required by any Approval Authority or Registration Authority in relation to the Company;

(10)       Assist in the introduction and establishment of the system for the presentation of final consolidated financial statements for the Company and its Subsidiaries;

(11)       cause an appropriate company to apply for the construction permit for the buildings intended to be used by Lentuo Aoxiang so as to obtain within three years as from the Establishment Date, from the competent governmental authorities the Construction Project Planning Permit required by the construction of such buildings, failure of which, Item 10.2 (12) shall apply;

(12)       In the event that (i) Lentuo Aoxiang is rendered unable to continue with its operation due to any issue relating to the land or buildings used by it, or (ii)the Construction Project Planning Permit for the buildings intended to be used by Lentuo Aoxiang fails to be obtained from the competent governmental authority within three years as from the Establishment Date, Party A or any of its designated Subsidiaries shall, at the request of Party B or Party C, acquire all the equity interest in Lentuo Aoxiang held by the Company at a price equal to the greater of (A) 200% of the net assets of Lentuo Aoxiang as at the end of the quarter immediately preceding the date on which Party B or Party C makes such request, and (B) the registered capital subscribed for by the Company.  Party A hereby consents to such equity interest transfer and shall cause the directors appointed by it to the Board to approve such equity interest transfer at the relevant meetings of the Board; and

(13)       provide Assistance necessary for the Company’s continued use of the assets, including real property, necessary for the business operation of the Company, and take necessary measures in case of any obstacles in the course of such use.

10.3                        Responsibilities of Party B:

(1)              at the request of the Company, Assist the Company to procure equipment outside China;

(2)              Assist in applying for Japan entry visas for employees of Party A or of the Company and any other relevant persons when they need to enter Japan for the purpose of the business of the Company;

(3)              Assist in the operation and management of the Company;

(4)              submit any and all the documents and materials concerning Party B required by any Approval Authority or Registration Authority in relation to the Company; and

(5)              pay its consideration for the share of the Additional Contribution subscribed for by it in the amount and at the time specified herein.

10.4                        Responsibilities of Party C:

(1)              at the request of the Company, Assist the Company to procure or lease in China equipment, office supplies, motor vehicles, and communication equipment;

(2)              at the request of the Company, and subject to the consent of Party C or its affiliates, handle or cause its affiliates to handle, matters relating to Products sales by the Company;

(3)              Assist in the operation and management of the Company;

(4)              submit any and all the documents and materials concerning Party C required by any Approval Authority or Registration Authority in relation to the Company; and

(5)              pay its consideration for the share of the Additional Contribution subscribed for by it in the amount and at the time specified herein.

Article 11           Board of Directors

11.1                        The Board shall be established on the Establishment Date.

11.2       (1)                              The Board shall consist of five members, of whom three shall be designated by Party A, one shall be designated by Party B and one shall be designated by Party C.  After Party B and Party C increases the aggregate of their Capital Contribution Percentage from 40% to 49% in accordance with Section 7.3 of this Contract, the total number of members of the Board and the number of directors designated by each party shall remain unchanged.  The chairman shall be designated by Party A and the vice chairman shall be designated by Party B, from the members of the Board.  The chairman of the Board shall be the legal representative of the Company.

(2)                           Each Director (including the chairman and vice chairman, unless otherwise indicated) shall be appointed for a term of three years and may serve for consecutive terms if reappointed by the relevant parties to this Contract.

(3)                           Where a party to this Contract needs to change the director designated by it within his tenure due to whatever reasons, such party shall notify the other parties to this Contract within 30 days before the appointment of a new director.  The tenure of the new director shall be the remaining term of the former director.

11.3       (1)                        The Board shall be the highest authority of the Company.  It shall decide all importance matters of the Company.  One director shall have one vote.  Where a director is unable to attend a meeting of the Board, he may designate one authorized representative to attend the meeting on his behalf by submitting a written power of attorney.

(2)                           The following matters shall require the unanimous consent of all the directors present at the meeting, including the proxies of the directors who are unable to attend the meeting in person:

(a)                   amendment to the Articles;

(b)                   suspension, including termination prior to the expiration of the term of this Contract, dissolution or liquidation of the Company;

(c)                    merger, spin-off or suspension of operations of the Company;

(d)                   increase, decrease or transfer of the registered capital of the Company and increase or decrease of the total investment amount of the Company ;

(e)                    acquisition or disposition of fixed assets with the value over RMB 10,000,000, or execution of any single fixed assets lease contract with the contract value of over RMB 10,000,000;

(f)                     establishment, transfer or liquidation of, or obtaining new operation license and any acquisition or investment by, any subsidiary/share participation company of the Company;

(g)                    change of the Company into a company limited by shares and listing of the Company;

(h)                   selection and change of accountants;

(i)                       loans and borrowings between the Company and Lentuo Group or any of its affiliates, or provision of guarantee or security for Lentuo Group or any of its affiliates;

(j)                      provision of guarantee or security by the Company for any companies or individuals other than Lentuo Group and its affiliates with respect to their loans or borrowings in the amount of more than RMB 10,000,000;

(k)                   any expenditure over RMB 10,000,000 not included in the budget; and

(l)                       any donation over RMB 200,000.

(3)                           Any matters, other than those described under Section 11.3(2) of this Contract that require the unanimous consent of all the directors present at the meeting, including the directors who authorizes proxies to attend the meeting, shall require the majority consent of all the directors present at the meeting, including the directors who authorizes proxies to attend the meeting, including without limitation the formulation, amendment and cancellation of annual budget, approval of final accounts, operation management policies and financial accounting system.

11.4       (1)                        The meetings of the Board shall principlly be held twice a year and be convened and presided over by the chairman of the Board.   Where all the members of the Board agree, they can pass a resolution by circulating a document and having all the members entitled to vote sign a statement on the document that they are in favour of the resolution, instead of holding a Board meeting; provided, however, that where two or more than two directors propose a Board meeting, the chairman of the Board shall, within 10 days after receiving such proposal, send written notice to all the other directors and hold an interim meeting of the Board within 30 days.  If the chairman fails to send such written notice within 10 days after receiving such proposal, the proposing directors may send a written notice to all the other directors to convene an interim meeting of the Board.

(2)                   Any resolution of the Board shall become effective upon satisfaction of all the following conditions:

(a)                  The chairman or any other person convening the meeting on behalf of the chairman shall provide all the directors with a 30-day notice (or 10-day notice in case of emergency) of the Board meeting and the subject matters to be discussed, the summary of the subject matters, time and location, by telegram, facsimile or email, in addition to double registered mails.

(b)                  The number of directors present at the meeting shall represent two thirds of the total number of the directors, and at least one director appointed by Party B or Party C shall present at the meeting; provided, however, that a director shall be deemed present at the meeting and abstaining from voting if he failed to attend the meeting in person or by a proxy after receiving the notice of the meeting, in which case the resolution adopted by other directors shall be valid.

(3)                   The place where a Board meeting to be held shall principally be the registered address of the Company, while if the Board decides that it is necessary to hold the meeting in some other places, such decision shall be followed.

(4)                   Any Board meeting shall be conducted in Chinese and Japanese, and the meeting minutes shall be written in both Chinese and Japanese, which shall be sent to each director and the parties to this Contract promptly after being signed by each director present (including the directors present by proxies).  In case of any discrepancy between the Chinese and Japanese versions of the meeting minutes, the Chinese version shall prevail.

(5)                   Upon consent of all the directors, the directors may pass a written resolution instead of holding a Board meeting.  Such written resolution shall be sent to each director and become effective upon being executed by the required numbers directors.

(6)                   All the costs and expenses in connection with meetings of the Board (including those held abroad), including, but without limitation, the travel and accommodation expenses, shall be borne by the Company; provided that each party to this Contract shall pay in advance before the Board resolves that the Company shall assume such costs and expenses.

11.5                       Where the chairman of the Board is unable to perform his duties, the vice chairman shall, on behalf of the chairman, implement the matters resolved by the Board to be done by the chairman; and any other matters shall be conducted by another director authorized by the chairman.  Where the chairman is unable to make such authorization, a director approved by more than half of the directors shall exercise the duties of the chairman.   If the chairman is unable to exercise his duties for more than three months, Party A shall appoint a new chairman.

11.6                       In case any director commits any act described under the first item of Article 149 of the Company Law, the Board may resolve to remove such director from the Board and party designating such director shall appoint a new director to replace such director.

11.7                       If the parties to this Contract fail to appoint or reappoint directors upon the expiration of the tenure of the directors, or the number of directors is lower than the quorum required for adoption of a resolution of the Board due to resignation of any directors within their tenure, prior to the appointment or reappointment of the directors, the former directors shall keep on performing the their duties as a director in accordance with the PRC Laws, this Contract and the Articles.

11.8                        No remuneration shall be paid to a director who does not hold any actual position; provided that where he concurrently serves as a Senior Officer, he shall receive remuneration for such position.

11.9                        Any provisions regarding the composition of the board of directors, the appointment and powers and functions of the directors and any other matters related to the board of directors of any subsidiary of the Company, shall be consistent with Article 11 of this Contract.  A director of the Company may concurrently serve as a director of a subsidiary of the Company.

Article 12           Business Management Department

12.1                        The Company shall have a business management department responsible for the daily operation and management of the Company.  The business management department shall have one general manager, one deputy general manager, one chief financial officer and one financial controller.  The business management department is the executive office of the daily business management of the Company but not the power authority of the Company.

12.2                        The general manager shall be recommended by Party A and the deputy general manager shall be recommended by Party B.  The chief financial officer shall be recommended by Party A and the financial controller shall be recommended by Party C.  The Board shall appoint the above Senior Officers recommended by the parties and discuss and decide their remuneration and other benefits.  The tenure of the Senior Officers shall be three years, and except being removed, may be reelected upon approved by the Board.

12.3                       The general manager shall be the head of the daily business management department of the Company, who shall implement the resolutions of the Board and be responsible for the daily business management of the Company.  Unless otherwise provided by this Contract, including Section 12.5, the general manager shall have power over and be responsible for the following matters that are within the scope of daily business management:

(1)                   to prepare the proposals submitted for the discussions at the Board and implement the resolutions of the Board;

(2)                   to prepare the business plans, including annual sales plans, capital plans, project investment plans, development plans and employment plans;

(3)                   to formulate and implement the annual financial budgets, raise the working capital and manage all the day to day financial and accounting business, other than to decide capital raise for the Company and the provision of security for such capital raise;

(4)                   to execute and perform contracts with any Third Parties approved by the Board or daily contracts with any Third Parties executed by the general manager under the authorization of the Board;

(5)                   to formulate various rules and regulations regarding the daily business management;

(6)                   to decide the engagement or removal of the Senior Officers other than those whose engagement or removal shall be determined by the Board;

(7)                   matters authorized by the Board and any other important matters in the course of the daily business management of the Company; and

(8)                   to establish the business management/compliance system as required by Party A, Party B and Party C.

The deputy general manager shall assist the general manager in business execution, and may express his opinion on important matters related to the business execution of the Company.

12.4                       At the monthly meetings of the Board, the general manager shall provide a report in Chinese together with a Japanese translation, on the important matters related to the daily business, including the following matters, to obtain the required consent, instruction or authorization of the Board:

(1)                   the implementation status and expectation of the business plan of the Company;

(2)                   the financial condition of the Company;

(3)                   the marketing plans, sales plans or market status of the Company;

(4)                   any other important matters that affect the operation, business or income of the Company; and

(5)                   other matters required to be reported to the Board.

12.5                        The general manager and the deputy general manager shall make decision on the following matters after fully discussion and jointly execute the relevant document, in order to make the Company to be in normal operation and obtain the maximum benefits.

(1)                                 any financing and guarantee within the annual financial plan and guarantee plan approved by the Board; or any financing and guarantee not approved by the Board but less than RMB 10,000,000;

(2)                                 acquisition or disposition of any fixed assets valued between RMB 100,000 and RMB 10,000,000, or any single lease contract valued between RMB 100,000 and RMB 10,000,000, which, manager in accordance with the business management policies established after the Establishment Date, requires the joint execution of the general manager and the deputy general;

(3)                                 appointment and removal of any Senior Officer other than those required to be appointed or removed by the Board;

(4)                                 engagement and dismissal of the legal counsel of the Company;

(5)                                 initiation of any material litigation or arbitration and decision to respond;

(6)                                 appointment and dismissal of the general manager, deputy general manager, financial manager of any subsidiary of the Company (the appointment and dismissal of the financial manager of such subsidiary shall also require the execution of the chief financial officer of the Company);

(7)                                 formulation of the measures for the management and use of the corporate seal of the Company;

(8)                                 preparation and submission of the proposals to the Board;

(9)                                 material matters of any subsidiaries of the Company;

(10)                          establishment and removal of any business management department and branch company of the Company;

(11)                          contracts or other expenditures that require the joint execution of the general manager and the deputy general manager in accordance with the business management policies formulated after the Establishment Date, other than those business contracts in the ordinary course of business or contracts that require the consent of the Board, which specifically shall be those contracts in an amount of over RMB 100,000 or with a term of one year other than those in connection with fixed assets or lease.

(12)                          contracts entered into by the Company and Lentuo Group or Beijing Anhui Wanxing Technology Co., Ltd. or Lentuo Hong Kong Auto Trading Co., Ltd; and

(13)                          Bank loans and repayment, other than inventory financing.

12.6                        In case of change of any Senior Officer for certain reasons, the parties to this Contract shall recommend a new Senior Officer candidate for the Board to appoint.

12.7                        The Company shall establish a consolidated accounts system in order to improve its business efficiency, and Party A shall use its best efforts to assist the establishment of such system.

12.8                        Without the written consent of the parties to this Contract, the general manager, deputy general manager, chief financial officer, financial controller and other Senior Officers of the Company shall not concurrently serve as the general manager, deputy general manager, chief financial officer, financial controller and other senior officers of any other economic organizations, including Lentuo Group, Beijing Anhui Wanxing Technology Co., Ltd. and Lentuo Hong Kong Auto Trading Co., Ltd.  In addition, the general manager, deputy general manager, chief financial officer, financial controller and other Senior Officers of the Company shall not engage in any business or activities compete with the Company.

12.9                        In case the general manager or the deputy general manager commits any act described under the first item of Article 149 of the Company Law, each party to this Contract shall cause the directors designated by it to promptly hold a meeting of the Board to dismiss the general manager or deputy general manager.  In case of any losses arising therefrom, the general manager or the deputy general manager shall assume both legal and economic liabilities.

12.10                 A director may concurrently serve as a Senior Officer upon the unanimous consent of all the directors present at a meeting of the Board.

12.11                 Where the general manager is unable to perform his powers and functions due to reasons, he shall authorize the deputy general manager to act on his behalf; provided that for matters that require the joint execution of the general manager and the deputy general manager described in Section 12.5, the general manager shall authorize a Senior Officer recommended by Party A to execute on his behalf.  If the general manager is unable to perform his powers and functions for over three months, Party A shall recommend a new general manager candidate for the Board to appoint.

Article 13           Supervisors

13.1                  The Company shall have one supervisor instead of a supervisory board.  The supervisor for the initial term shall be designated by Party C, and the supervisors for the subsequent terms shall be designated by Party A and Party C on a rotating basis.  The tenure of the supervisor shall be three years.

13.2        Powers and functions of the supervisor:

(1)                                 to check the financial affairs of the Company;

(2)                                 to supervise the directors and Senior Officers’ compliance with Laws, regulations and the Articles during the execution of their duties , and propose removal of any director, the general manager or the deputy general manager who violates laws, regulations or the Articles;

(3)                                 to require directors or Senior Officers whose behavior damage the interests of the Company to correct such behavior;

(4)                                 to attend meetings of the Board as an observer;

(5)                                 to file proposals to meetings of the Board;

(6)                                 to bring lawsuits against the directors, general manager and deputy general manager in accordance with Article 152 of the Company Law;

13.3        Any directors or Senior Officers may not serve as a supervisor.

Article 14        Labor Union

14.1                        The Employees of the Company may establish a labor union and carry out activities in accordance with the applicable provisions of the PRC Labor Union Law.

Article 15        Labor Management

15.1                              The employment, dismissal, salary, labor insurance, welfare, bonus and punishment shall be implemented in accordance with the PRC Labor, the PRC Labor Contract Law and their implementing rules as well as any other applicable laws of the State and Beijing municipality.

15.2                              The Company may deal with the wages of the Employees based on its actual operating condition.

15.3                              The Company shall contribute to the agencies authorized by law to collect social insurance premiums the portion of the premiums for medical insurance, pension insurance and other social security insurance that it shall pay for the Employees.

Article 16        Tax, Accounts and Audit

16.1                        The Company shall pay taxes in accordance with the relevant PRC Law, and apply for any preferential tax treatment applicable to the Company.

16.2                        The Company shall develop its financial accounting system based on the actual condition of the Company and in accordance with the China Accounting System for Business Enterprises and other relevant Law.  The Company shall keep separate settlement accounts, receive separate audit and submit separate audit reports.

16.3       (1)                      The Company shall apply the accrual accounting and debit-credit bookkeeping method in its accounting treatment, and set the integrity of procedures and comprehensiveness and timeliness of contents as the principles in accounting treatment.

(2)                   The Company shall use Gregorian calendar for its financial year, which shall commence from 1st January and end on 31st December of each year.

(3)                   All accounting documents, bills, financial statements and books shall be written in Chinese.  Renminbi shall be the book-keeping currency, provided that a separate column shall be set on the books to record matters related to Foreign Exchange and transactions conducted in Foreign Exchange.

16.4                        The annual audit of the Company shall be conducted by a PRC certified public accountant selected by the Board.  In addition, the Company shall invite accounting firms to tender for its selection of an accountant every three years, in order to ensure the service quality of the accountant engaged and control audit costs.

16.5                        The parties shall give their consents in case a party deems it necessary for it to engage its own accountant to audit the annual financial condition of the Company, and the Company shall provide convenience to the maximum extent.  All fees and expenses in connection ith such audit shall be borne by the party requiring such audit, and such party’s audit on the Company shall not interfere with the normal business operation of the Company.

16.6                        The general manager shall organize the preparation of the balance sheet, income statement and other financial statements for the previous financial year within the first three months of each financial year, and submit the same to the Board for approval.

The general manager shall prepare monthly and quarterly balance sheet, income statement and other financial statements on a consolidated basis in accordance with the relevant PRC Law, and shall respectively submit the monthly and quarterly financial statements to the parties to this Contract within the first seven business days of the next month and the seven business days after the end of each quarter.

16.7                        After finishing the Foreign Exchange registration of foreign investment enterprises, the Company shall open a Foreign Exchange account and RMB account with the banks approved by the PRC Foreign Exchange administration.

16.8                        The Company will not assume any creditor’s rights or debts of the parties to this Contract and their affiliates, including any claims related to the commodities sold by any party to this Contract or its affiliates before or after the Establishment Date.

Article 17        Profit Distribution

17.1                        The Company shall distribute its profit in accordance with the following priority sequence, after paying the income tax required by the PRC Enterprise Income Tax Law and its implementing rules as well as other applicable Law:

(1)               to make up for the losses of the Company for the previous years;

(2)               to make allocation to the statutory common reserve fund, enterprise development fund and statutory common welfare fund (“Three Funds”);

(3)               to allocate the profits to the parties to this Contract based on their percentage of contribution to the Company.  Any undistributed profits of the previous years may be allocated together with the profits for the current year.  The amounts to be distributed shall be 50% or more than 50% of the after-tax distributable profit for the year.

17.2                        The Company may, after having the after-tax distributable profits for the previous year audited, conduct profit distribution for more than one time each year.  The general manager shall obtain the approval of the Board with respect to its profit distribution plan and the amount of profits to be distributed to each party, within six months following the end of each business year.  In addition, the profit distribution shall be calculated in RMB, and upon Party B’s request, the Company shall covert the amount of profit distributed to Party B to Foreign Exchange and remit to Party B.  All the expenses in connection with the remittance shall be borne by the Company.  For purpose of the remittance hereunder, the conversion rate between the RMB and the given foreign currency shall be the base exchange rate published by the People’s Bank of China on the day immediately prior to the remittance.

Article 18        Administration of Foreign Exchange

18.1                        All matters in connection with the Foreign Exchange of the Company shall be handled in accordance with the Regulations of the People’s Republic of China on Control of Foreign Exchange and the relevant administrative regulations.

18.2                        The Foreign Exchanges required by the Company for its operation shall be funded at its own discretion.

18.3                        The Foreign Exchanges owned by the Company shall be used at its own discretion in light of the sales and operational requirements of the Company.

Article 19        Insurance

19.1             The Company shall purchase all the insurances from the insurance companies operating legally within the territory of the PRC in accordance with the principle most favorable to the Company.

Article 20        Term

20.1           The Term of the Company shall be thirty (30) years since the date of issue of the business license of the Company.  The parties to the Contract shall consult with each to determine any extension of the Term six months prior to the expiration of the Term.

Article 21        Representations and Warranties

21.1             Party A makes the representations and warranties as follows to Party B and Party C on the date of this Contract and on the date of contribution, in addition to the representations made in writing to, and confirmed and signed by Party B and Party C.  Such representations and warranties made by Party A under this Article are irrevocable.  The “date of contribution” is the milestone when Party B and Party C shall make their contributions pursuant to the Agreement for Subscription of Additional Capital Contribution, entered into by and among Party A, Party B and Party C on the same date as this Contract.

(1)         The Original Company and Lentuo Aoxiang have paid their registered capital in full, and have duly verified such capital.  The Original Company has obtained all the required licenses, permits and other approval documents from governmental authorities in accordance with the PRC Laws;

(2)         The Original Company and Lentuo Aoxiang are incorporated, duly registered and validly existing in good standing under the PRC Laws, with no asset disposal and merger and acquisition beyond its ordinary course of business;

(3)         Party A shall have the legal and valid, necessary and sufficient right in the equity interest held by it in the Original Company and Lentuo Aoxiang, and shall have the right of disposal thereof;

(4)         Both the Original Company and Lentuo Aoxiang have the legal, valid and full right in all of its assets which are free from any mortgage, lien, and pledge and other rights and available for free use and disposal;

(5)         The land and buildings of the Original Company are in compliant with the Laws and, no breach or losses occurred thereto in the past; where any losses would arise out of the title to the buildings of the Original Company, Party A shall compensate Party B and Party C based on the book value (deducting depreciation) of the buildings of the Original Company multiplied by the aggregate Capital Contribution Percentage of Party B and Party C, and

(6)         Having all the required authorities and capabilities to execute this Contract and fulfill the obligations hereunder.

21.2          Party B and Party C make the representations and warranties as follows as of the date of this Contract.  The representations and warranties under this Article are irrevocable.

(1)      Party B and Party C is either a holding company or a limited company duly incorporated and validly existing under the Japanese laws or PRC Laws, possessing the required authorities and capabilities to execute this Contract and fulfill the obligations hereunder;

(2)      Party B and Party C have completed all the formalities required by the Laws and their respective internal regulations for the purpose of executing this Contract and fulfilling the obligations hereunder; and

(3)      The consideration of Party B and Party C for the subscription of the contribution to the Company is sourced from the legal funds owned by Party B and Party C.  The subscription of the contribution to the Company by using such fund will not violate any laws or regulations of the incorporation jurisdiction of either Party B or Party C.

Article 22        Amendment, Modification and Dissolution of the Contract

22.1           No amendment or modification of this Contract shall take effect unless it is agreed in writing by the parties hereto and approved by the Original Approval Authority.

22.2            Any non-fault party to the Contract, either Party A, Party B or Party C, may notify the other parties to request the dissolution of this Contract and the Company, under any of the following circumstances:

(1)                  The Term expires and will not be extended;

(2)                  Any party hereto fails to perform the obligations provided in this Contract and the Articles, and fails to remedy such breach within 90 days upon the request to do so;

(3)                  Party A refuses the request of Party B and Party C to increase the aggregate Capital Contribution Percentage of Party B and Party C in accordance with Section 7.3;

(4)                  Any party breaches the representations and warranties set forth in this Contract, and fails to pay the liquidated damages pursuant to this Contract within 90 days after the other parties give a compensation request in writing;

(5)                  Any party, either the Company, Party A, Party B or Party C, suffers a force majeure event set forth in this Contract and fails to make an agreement on solution within 6 months after the occurrence of the force majeure event, the result of which make the Company difficult to continue its operations;

(6)                  Any party suffers such event as asset attachment or freezing, incapability to repay its debts, notes being dishonored, or other similar events which are unable to be corrected, as a result of which this Contract becomes difficult to be performed;

(7)                  The Company incurs material losses which means, the accumulated losses of the Company has amounted to more than one third of the net assets as of the establishment of the Company, or the annual consolidated after-tax profit has been negative for two successive financial years;

(8)                  The Company is unable to raise the required fund, as a result of which the Company has difficulties to continue its operations;

(9)                  The Company fails to reach its operational target and lacks any vision of development, namely, the consolidated after-tax profit of Company has been lower than RMB35,000,000 for 3 successive years (excluding the losses caused by any force majeure);

(10)           Certain matter requiring a unanimous passage at a Board meeting which shall be convened on a regular basis (twice a year) fails to be adopted unanimously in three times in a row; and

(11)           Other matter of dissolution occurs as provided in this Contract or the Articles.

22.3            Where any party hereto which has the right to dissolve this Contract pursuant to the preceding section proposes to dissolve the Company, the counterparty to the Contract shall give a written notice in a response within 60 days after the receipt of such proposal.

If the party hereto which receives such proposal approves the dissolution, or such party fails to give any comment within the period aforesaid, the Board shall make a resolution to dissolve the Company within 60 days after the proposed date of dissolution, and submit it to the original Approval Authorities for approval. The formalities for the liquidation of the Company shall be undertaken after the approval is obtained.

Where the party hereto which has received the proposal raises its objection to the dissolution, such party shall, within 60 days after giving its objection and at its own discretion, and/or procure a Third Party to, acquire all the equity interest held by the proposing party.  The Acquisition Price of the equity interest shall be calculated based on the amount of net assets set forth in the balance sheet as of the end of last quarter immediately prior to the proposed dissolution month multiplied by the contribution percentage corresponding to the equity interest to be acquired.

Article 23        Liquidation of the Company

23.1            The Company, dissolved for whatever reason, shall be liquidated pursuant to Law.  For the purpose of the liquidation, the Board shall form a liquidation committee whose members shall be selected by the Board from the directors and shall comprise at least one director of Party B or Party C.  In the event that the director is considered not capable or appropriate to serve the member the liquidation committee, Party A, Party B and Party C may consult to determine a PRC accountant or counsel to serve this role.

23.2            Where the Company fails to form a liquidation committee within 15 days after an event occurs resulting in the liquidation of the Company, or there is any material impairment in the course of liquidation, any party hereto may file to the court applying for the liquidation of the Company.  For the purpose of this Article, “material impairment in the course of liquidation” shall mean, the liquidation is unable to be completed within 180 days following the commencement date of the liquidation since the liquidation committee fails to settle on liquidation matters.

23.3            The liquidation committee shall undertake a thorough investigation in respect of the property, the creditors’ rights and the indebtedness of the Company, prepare the balance sheet and the property list, give the property valuation and calculation basis, formulate a liquidation program, and submit to the Board for approval and for implementation thereafter.

23.4          In the course of liquidation, the liquidation committee shall perform the rights and obligations on behalf of the Company, including without limitation, initiating a lawsuit or responding to a lawsuit.

23.5          The costs of liquidation and compensation for members of the liquidation committee shall be given the priority to be repaid out of the existing assets of the Company.

23.6          The remaining assets of the Company, after repayment of all its indebtedness, shall be allocated among the parties hereto in proportion to their respective Shareholding Percentage.

23.7          After the liquidation is ended, the liquidation committee shall submit a liquidation report to the Board and to the Original Approval Authority, for approval respectively, and shall complete the de-registration formalities with, de-register the business license with, the Original Registration Authority, and shall in the meantime make an announcement to the public.

Article 24        Default Liabilities

24.1          In the event that Party A breaches the representations and warranties set forth in Section 21.1, which has caused an aggregate damage greater than RMB500 thousand or resulted that the Company is unable to continue its operations (other than the losses in respect of automobile sales and service not attributable to Party A), Party A shall indemnify Party B and/or Party C against the losses caused thereby (excluding any indirect losses of Party B and/or Party C) in the following sequence, and Party B and/or Party C shall furnish a written certificate document in respect of such losses to Party A:

(1)       Payment of the liquidated damage;

(2)       The losses of Party B and Party C, applied from the profits of the Company to which Party A is entitled, in such a case, Party A shall procure the directors appointed by it to agree that the profits to distribute shall be paid to Party B and Party C directly, and Party A is required to grant cooperation in connection with the related formalities of remittance.

Notwithstanding the aforesaid provisions, (x) where Lentuo Aoxiang becomes unable to continue its operations due to the issues arising from the land and the buildings used by it, or (y) where Lentuo Aoxiang fails to obtain the planning and engineering permit from the relevant government authority within 3 years upon the Establishment Date in respect of the building which is scheduled to used by Lentuo Aoxiang, upon the request of Party B and Party C, the aggregate Capital Contribution Percentage of Party B and Party C in the Company may be increased in the following method, and in no case may such percentage exceed 49%.

i)             Forty percent (the aggregate Capital Contribution Percentage of Party B and Party C) of the consolidated after-tax profit of Lentuo Aoxiang, as of the time to increase the aggregate Capital Contribution Percentage of Party B and Party C, shall be converted to the current value, in case it is a positive value, the following formula shall be applied to increase the aggregate Capital Contribution Percentage of Party B and Party C:

(RMB67,500,000 — current value converted based on 40% of the consolidated profit of Lentuo Aoxiang during past three years)/ RMB67,500,000 *9%

ii)          The consolidated after-tax profit of Lentuo Aoxiang, as of the time to increase the aggregate Capital Contribution Percentage of Party B and Party C, shall be converted to the current value, in case of which current value being a negative value, the aggregate Capital Contribution Percentage of Party B and Party C shall be increased by 9%;

iii)       Party A shall transfer to Party B and/or Party C, the equity interest of the Company, calculated by applying to the formula set forth in i), in lieu of the liquidated damage;

iv)      The equity interest in the Company to be transferred from Party A to Party B and Party C pursuant to i) and ii) shall not be higher than 9%.

24.2                In the event that Party B and Party C breach the representations and warranties set forth in Section 21.2 which has caused an aggregate damage greater than RMB500 thousand to the net assets of the Company, or resulted that the Company is unable to continue its operations, Party B and Party C shall indemnify Party A against the losses caused thereby (excluding any indirect losses incurred by Party A) in the following sequence, and Party A shall furnish a written certificate document in respect of such losses to Party B and Party C:

(1)                      Payment of the liquidated damage; and

(2)                      The losses of Party A, applied from the profits of the Company to which Party B and Party C are entitled, in such a case, Party B and Party C shall procure the directors appointed by them to agree that the profits to distribute shall be paid to Party A directly, and they are required to grant cooperation in connection with the related formalities of remittance.

24.3            To the extent that any party hereto fails to perform its obligations hereunder in whole or in part, or any fault or breach of any party hereto causes this Contract becomes unable to be performed in whole or in part, such party shall assume its liability of default.  If more than one party is in fault or breach, such parties shall assume their respective liabilities based on the actual situations.  The standards of fines and liquidated damages and method of application shall be implemented in accordance with Section 24.1 and 24.2 of this Contract.

Article 25        Force Majeure

25.1            Where a force majeure event occurs which will have direct consequences on the performance of this Contract or this Contract is not to be performed in accordance with the terms hereof, any party hereto encountering such force majeure event shall promptly notify the other parties, and within thirty (30) days after the occurrence of the event, furnish the details of such event and an effective certificate specifying the reasons that this Contract is not able to be performed in whole or in part or requires a postponement of performance.

Party A, Party B and Party C shall, within six (6) months after the occurrence of force majeure, consult with each other on whether to dissolve this Contract, release the liabilities hereunder in part, or extend the term hereof.

Party A, Party B and Party C shall not be responsible for any economic losses brought to the Company arising out of force majeure.

Article 26        Confidentiality

26.1            Without the prior written consent of the parties hereto, each of the parties shall not disclose this Contract, the Articles of Association or any other documents to a Third Party, and shall not disclose the confidential information furnished by any party hereto in accordance with this Contract or the Articles of Association to a Third Party.

Each party hereto shall not disclose this Contract, the Articles or other document, or disclose the confidential information provided by such party and to be disclosed pursuant to this Contract or the Articles, to any Third Party, without the written consent of the other parties.  The confidential information, includes, but not limited to, any non-public, confidential or professional domain secret information, data, documents, materials, diagrams, related contracts, articles of association, data, tables, certificate, and business, financial and technical information, related documents, materials, other business secrets in relation to the business, assets and liabilities, operation, production, technique, environmental protection, network, financial information, operational information and/or other information of the Company and each of the parties hereto, as well as any requirements, plans, comments and proposals and other business secrets related to the joint venture.

Such confidentiality obligations shall survive five years after termination of this Contract, unless the party hereto received such confidential information is able to prove such information becomes public, known to the public, or obtained legally from a Third Party, other than on the fault of such party.  For the purpose of this Section 26.1, a Third Party shall exclude the Approval Authority, Registration Authority, and the counsel, accountant, auditor or other intermediate agency engaged in connection with the formation of the JV by parties hereto, and their affiliates of the parties hereto as approved.

Article 27        Governing Law

27.1          The execution, validity, interpretation, performance and dispute resolution hereof shall be governed by the PRC Laws. For the avoidance of doubt, the “PRC” under this Article excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

Article 28        Settlement of Disputes

28.1          Any and all disputes arising out of or in connection with this Contract shall be settled by the parties hereto through amicable consultations. If a dispute fails to be resolved within sixty days after such consultations are initiated, any party has the right to submit such dispute to the International Arbitration Center in Hong Kong to be resolved through arbitration in accordance with the arbitration rules then in force.  The award of arbitration is final and binding on the parties hereto.  The costs of arbitration (including the reasonable legal fees) shall be borne by the losing party.

28.2         During the period of existence of a dispute and in the course of the consultation and arbitration, each of Party A, Party B and Party C shall continue to perform it liabilities and obligations under this Contract or the Articles except the disputed matters.

Article 29        Waiver

29.1         Unless otherwise specified herein or pursuant to the applicable law, any failure to exercise or delay in the exercise of any right hereunder by any party hereto, shall not be construed as waiver thereof.  In addition, failure by any party hereto to exercise its right to pursue any other party for liability for breach of any term hereof shall not be construed as a waiver of such right.

Article 30        Language

30.1            This Contract is written in Chinese and Japanese languages, with each language version to have the equal legal force.  In the event of any conflict between the Chinese version and the English version, the Chinese version shall prevail. This Contract is executed in ten (10) originals in each of Chinese and Japanese by the authorized representatives of the parties hereto, with each of the parties and the Company to hold one (1) original and the other originals intended for approval, review, and registration.

Article 31        Effectiveness of the Contract

31.1            This Contract shall come into effect upon being approved by the Approval Authorities.

31.2            Any provision contained in the agreements made among the parties prior to the execution hereof which is in conflict with this Contract will become null and void upon the effectiveness of this Contract.

Article 32        Miscellaneous

32.1           The Articles of the Company and other Exhibits made in accordance with this Contract constitute an integral part of this Contract and have the same legal forces as this Contract.

32.2            The provisions of this Contract are final and binding, and shall be the basis for formulating the Articles of the Company.

In the event that the Articles is amended by the Company, the parties hereto shall amend this Contract in the meantime.  In case of any conflict or discrepancy between this Contract and the Articles, this Contract shall prevail.

32.3            Notices hereunder shall be sent via telegraph or fax.  In the event that any notice contains information related to the rights and obligations of the parties hereto, such notice shall also be sent via email attached with a copy of the certificate of delivery.

The address of each party hereto for the receipt of instruments shall be as follows:

To Party A:

Beijing Lentuo Electromechanical Group Co., Ltd.

No. 18 A Huagong Road, Guangqumenwai, Chaoyang District,

Beijing, 100022

Fax: 8610-8736 9868

To Party B:

The Automobile Business Promotion Department

Itochu Corporation

5-1, Kita-Aoyama 2-chome. Minato-ku, Tokyo 1078077

Fax: 81-3-3497-4159

To Party C:

The Machinery Department

Ito (China) Holding Co., Ltd.

Room 501, Tower 2, China Central Place, 79, Jianguo Road, Chaoyang District, Beijing, PRC, 100025

Fax: 8610-6599-7143

Any party hereto may change its address as set forth above by notifying the other parties in writing; provided, however, that, in case of any delay in the delivery of any notice to such party as a result of such party’s failure to notify in time any other party of any change to such address, such party shall be responsible therefor.

32.4          Any matters not resolved in this Contract shall be settled among the parties through consultations pursuant to PRC Laws.

32.5           This Contract is executed by the duly authorized representatives of Party A, Party B and Party C on October 12, 2012.

[End of Text]

[Signature Page]

Party A: Beijing Lentuo Electromechanical Group Co., Ltd.

/s/

Representative’s Signature

Party B: Itochu Corporation

/s/

Representative’s Signature

Party C: Itochu (China) Holding Co., Ltd.

/s/

Representative’s Signature